NEWS RELEASE

GOLDEN QUEEN ANNOUNCES SENIOR MANAGEMENT CHANGES
AND
REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2015

August 10, 2015 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) announced today that Lutz Klingmann has resigned as President and CEO. Mr. Klingmann has served as President of the Company since 2001, and also as Chief Executive Officer since 2009. Mr. Thomas M. Clay, the current Chairman of the Company, will assume the role of Interim Chief Executive Officer effective immediately.

Mr. Klingmann was instrumental in obtaining project permitting, and advancing the project through to project financing and construction. During his tenure he assembled the team required to complete development and take the Project to the next stage. Thomas M. Clay, Chairman stated “On behalf of the Board of Directors, I would like to thank Lutz for his leadership and commitment to the Soledad Mountain Project.”

The Company is pleased to announce the appointment of Robert C. Walish, Jr. to the position of Chief Operating Officer. Mr. Walish joined our organization in May 2015 as President of our 50% owned joint venture entity, Golden Queen Mining Company, LLC, and has recently taken on the additional position of Chief Executive Officer of that entity. Mr. Walish was most recently the General Manager of the SCM Franke Operation of KGHM International, formerly QuadraFNX, located in northern Chile, where he was responsible for mining, processing and administration of a four million pound per month open-pit copper mining, heap-leach and SX-EW operation. Prior to that and over the course of more than 30 years, Mr. Walish worked at mines in Guyana, Arizona, Alaska, South Carolina, Montana and Nevada. He received his Bachelor of Arts degree from the University of Colorado and his Master of Science degree from the University of Wisconsin.

In addition, Director Bryan A. Coates has been appointed to the Golden Queen Mining Company, LLC Board of Managers as a nominee of the Company, replacing Mr. Klingmann. Mr. Coates has been a member of the Company’s Board of Directors since 2013 and is currently the President of Osisko Gold Royalties.

Financial Results for the Second Quarter 2015

The Company is pleased to announce its financial results for the second quarter ended June 30, 2015 for its 50%-owned Soledad Mountain gold-silver project (the “Project”) located just south of the town of Mojave, California. The financial results are filed on Form 10-Q with the SEC, which will be available on the Company's website at www.goldenqueen.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Project, unless otherwise stated.

Second Quarter 2015 Highlights

•	Construction is proceeding within budget and commissioning of the processing facilities is anticipated to be completed in the final quarter of 2015;
•	We have received 16 pieces of Komatsu mobile mining equipment and one blasthole drill currently being utilized in our mining operations;
•	The assay laboratory was equipped and the ventilation balancing, mechanical equipment installation and electrical hook-ups were completed;
•	Equipment for the conveying and stacking system was delivered and assembly was initiated;
•	The installation of the impermeable liner for the events pond, the solution conveyance channel and the heap leach pad was completed and the installation of the overliner has commenced;

•	The Company and Gauss LLC each made capital contributions in the amount of $12.5 million, totaling $25 million that is anticipated to fund the Project until it reaches positive cash flows in 2016; and
•	There are now 32 full-time employees in Mojave with an expected increase to approximately 50 to full-time employees in the near term.

Financial Highlights

During the second quarter ended June 30, 2015, the Company reported a net loss of $1.379 million (or $0.01 basic per share), compared to a net loss of $0.7 million (or $0.01 basic per share), for the corresponding period in 2014. The net loss in the second quarter is mainly due to an increase of interest expenses and closing fees paid during the second quarter of 2015.

The Company had, on a consolidated basis, $170.4 million in assets, including $85.7 million in cash, and a working capital balance of $68.9 million as at June 30, 2015, compared with $129.5 million in assets, including $91.4 million in cash, and a working capital balance of $65.1 million as at December 31, 2014.

The Company incurred capitalized development costs of $45.2 million during the six month period ended on June 30, 2015, compared to $8.5 million during the same period in 2014. Construction costs included $11.1 million in costs related to the crushing-screening plant (including $1.0 million for the high-pressure grinding roll or HPGR), $6.5 million in costs related to the construction of the Phase 1, Stage 1 heap leach pad, $4.8 million in costs related to the Merrill-Crowe plant and solution management and $3.1 million in costs related to the construction of the conveying and stacking system. The Company also capitalized $1.6 million in interest cost.

The results for the quarter ended on June 30, 2015 are summarized in the table below:

Financial position as at:	June 30, 2015	December 31, 2014
Select Items - On a consolidated basis *	$	$
Cash	85,721,947	91,407,644
Mineral property interests	82,330,623	37,138,134
Total assets	170,366,842	129,517,335
Working capital	68,945,969	65,110,327
Current liabilities	17,951,428	26,464,078
Long term liabilities	41,839,689	1,314,435
Redeemable portion of non-controlling interest – Temporary equity	27,434,016	22,833,645
Non-controlling interest – Shareholders’ equity	41,151,023	34,250,468
Shareholders’ equity attributable to Golden Queen	41,990,686	44,654,709
Shareholders’ equity	83,141,709	78,905,177
Results for the quarter ended on:	June 30, 2015	June 30, 2014

Item	$	$
Net income (loss) and comprehensive income (loss) attributable to the Company	(1,379,265)	(705,843)
Basic income (loss) per share attributable to the Company	(0.01)	(0.01)
Diluted income (loss) per share attributable to the Company	(0.01)	(0.02)

*These consolidated results include the accounts of Golden Queen, Golden Queen Mining Holdings Inc. and GQM LLC. GQM LLC meets the definition of a Variable Interest Entity. Golden Queen has determined that it is the member of the related party group that is most closely associated with GQM LLC and, as a result, is the primary beneficiary who consolidates GQM LLC. Golden Queen’s economic interest in GQM LLC is 50%.

Shareholders are reminded that the Company currently has no revenues as its Project is not yet in production.

Construction Update

Construction has continued to progress on site during the second quarter of 2015. Recent developments include:

•	The assay laboratory was commissioned in late July;
•	The high-pressure grinding roll (HPGR), the key comminution equipment in the crushing-screening plant, is scheduled to be delivered in early August;
•	Construction of key footings for the crushing-screening plant has been completed. Construction of the “Fine Ore Bin” Hilfiker Retaining Wall as completed in July. Structural steel and equipment has been delivered and construction is progressing;
•	The steel and equipment for the conveying and stacking system has been delivered on site and the assembly is underway;
•	Construction of the footings for the Merrill-Crowe plant has been completed and erection of the building is progressing. Structural steel and equipment has been delivered ;
•	A sub-contractor mobilized a portable crushing-screening plant to site and this plant is being used to crush the overliner material for the Phase 1, Stage 1 heap leach pad. The placement of the overliner is 80% completed at this time; and,
•	Construction of the power distribution and water supply infrastructure is 75% complete.

About Golden Queen Mining Co. Ltd.:

The Company is developing a gold-silver, open pit, heap leach operation on its fully-permitted 50%-owned Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information regarding this news release please contact:

Brenda Dayton
Telephone: 778.373.1557
Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: The information in this news release includes certain "forward-looking statements". All statements in this news release, other than statements of historical fact, including, without limitation, plans for and intentions with respect to budgets, capital requirements, construction, hiring, infrastructure development, and other development activities on the Project; expectations related to management and operation of GQM LLC and future mining operations on the Project, are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include, without limitation, risks and uncertainties regarding: the ability of the Company to maintain its current interest in the Project by funding additional capital requirements; and potential change in accounting policy; the development and operation of the Project, including additional capital requirements for the Project, accidents, equipment breakdowns and non-compliance with environmental and permit requirements. Other risks and uncertainties include risks related to fluctuations in gold and silver prices; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical, operational or market factors; uncertainties involved in the interpretation of technical data and the estimation of gold and silver resources and reserves; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and filed on March 16, 2015.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made.